PRICING SUPPLEMENT NO. 239 DATED                     Filed Pursuant to
JULY 13, 2000 TO PROSPECTUS DATED                    Rule 424(b)(5)
AUGUST 26, 1998, AS SUPPLEMENTED BY                  File No. 333-60795
PROSPECTUS SUPPLEMENTS DATED SEPTEMBER 24, 1998
AND AUGUST 18, 1999
                          CMS ENERGY CORPORATION

    General Term Notes (servicemark of J.W. Korth & Company), Series E
                Due 9 Months to 25 Years from date of issue

             Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated August 26, 1998, as supplemented by the Additional Agent Prospectus Supplements dated September 24, 1998 and August 18, 1999.

Aggregate Principal Amount:         $ 2,043,000.00
Original Issue Date
  (Settlement Date):                July 18, 2000
Stated Maturity Date:               July 15, 2007
Issue Price to Public:              100% of Principal Amount
Interest Rate:                      8.750% Per Annum
Interest Payment Dates:             August 15 and Monthly Thereafter
                                    Commencing August 15, 2000

Survivor's Option:                  [ X ] Yes       [   ] No
Optional Redemption:                [ X ] Yes       [   ] No

Initial Redemption Date:            July 15, 2002
Redemption Price:                   Initially 101% of Principal
                                    Amount and 100% after the
                                    first anniversary of the
                                    Initial Redemption Date.

                                    Principal Amount of Notes
             Agent                  Solicited by Each Agent

First of Michigan Corporation       $   110,000.00
Prudential Securities Incorporated  $   132,000.00
J.J.B. Hilliard, W.L. Lyons, Inc    $ 1,161,000.00
Raymond James & Associates, Inc     $   169,000.00
J.W. Korth & Company                $   471,000.00

             Total                  $  2043,000.00

                                    Per Note Sold by
                                    Agents To Public         Total

Issue Price:                        $     1,000.00      $ 2,043,000.00
Agent's Discount or Commission:     $         7.00      $    14,301.00
Maximum Dealer's Discount or
  Selling Concession:               $        17.50      $    35,752.50
Proceeds to the Company:            $       975.50      $ 1,992,946.50

CUSIP Number:  12589Q3P9